Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Enova Systems, Inc.

Torrance, CA

We hereby consent to the incorporation by reference into previously filed Registration Statements on Form S-3 (file No. 333-179319, 333-176480, 333-164084) and Form S-8 (File No. 333-95701, 333-125284, 333-143006), which pertain to the 1996 Stock Option Plan and 2006 Equity Compensation Plan, of Enova Systems, Inc., of our report dated March 29, 2012 relating to the balance sheets as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, which appear in this annual report on Form 10-K.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

San Francisco, California

March 29, 2012